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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:   January 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director             10% Owner
   DeWolf,        Daniel       I.                 SoundView Technology Group, Inc.   SNDV                ----       ----
---------------------------------------------------------------------------------------------    X  Officer (give         Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year     Senior Vice President   below)   below
                                                Person (Voluntary)                            -----------------   ------------------
          1700 East Putnam Avenue                                           09/03  2002
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X__Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
      Old Greenwich, CT   06870-7000                                                                         Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-  2A. Deemed  3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)            action   Execution     action        or Disposed of (D)            Securities       ship        of In-
                         Date     Date, if      Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                  any          (Instr. 8)                                   Owned            Direct      Bene-
                        (Month/  (Month/                                                    Following        (D) or      ficial
                         Day/     Day/      -------------------------------------------     Reported         Indirect    Owner-
                         Year)    Year)                               (A) or                Transactions(s)  (I)         ship
                                            Code    V       Amount    (D)     Price        (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                             and 4)
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Common Stock           9/03/02                F              2,521     D      1.339          16,479 (1)        D
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                                                                                             6,850 (2)         I        By spouse:
                                                                                                                        Pamela
                                                                                                                        Ehrenkranz
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                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative      2. Conver-   3. Trans-  3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
    Security                   sion or      action   Execution      tion Code     ative Securities Ac-     cisable and Ex-
   (Instr. 3)                  Exercise     Date     Date, if       (Instr. 8)    quired (A) or Dis-       piration Date
                               Price of    (Month/   any                          posed of (D)             (Month/Day/
                               Deriv-       Day/      (Month/                     (Instr. 3, 4, and 5)     Year)
                               ative        Year)      Day/
                               Security                Year)

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Stock Options                  $2.65                                                                 (3)       1/23/12
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7. Title and Amount of Under-       8. Price   9. Number      10. Owner-     11. Nature
   lying Securities                    of         of Deriv-       ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative           Form           direct
                                       ative      Securi-         of De-         Bene-
                                       Secur-     ties            rivative       ficial
                                       ity        Bene-           Secu-          Own-
                                       (Instr.    ficially        rities         ership
                                       5)         Owned           Owned          (Instr. 4)
                                                  Following       at End
                     Amount or                    Reported        of
       Title         Number of                    Transactions(s) Month
                     Shares                       (Instr. 4)      (Instr. 4)
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Common Stock, par    50,000                       50,000          D
value $.01 per share
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Explanation of Responses:


(1) This number represents the total number of shares of Common Stock held by Mr. DeWolf, including restricted shares.
(2) Mr. DeWolf disclaims beneficial ownership (a pecuniary interest) with respect to these shares.
(3) These options vest in equal installments beginning March 31, 2002 and vest every quarter thereafter for 15 quarters.




                                                            9/4/02
                     -----------------------------------  -----------
                       **Signature of Reporting Person       Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than on reporting person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
          SEE Instruction 6 for procedure.
                                                                                                                             Page 2
                                                                                                                   SEC 1472 (02-02)
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